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                                                                     EXHIBIT 4.2


                  CERTIFICATION OF DESIGNATION OF PREFERENCES
                        OF SERIES A-3 PREFERRED STOCK OF
                  POLYPHASE CORPORATION, A NEVADA CORPORATION


The undersigned, Paul A. Tanner and Don E. McMillen, do hereby certify:

     1. They are the duly elected and acting President and Secretary, respectively of Polyphase Corporation, a Nevada corporation (the "corporation").

      2. That, pursuant to authority conferred upon the Board Of Directors by the Articles of Incorporation as amended of the corporation, and pursuant to the provisions of Nevada law, the Executive Committee of the Board of Directors acting with the full authority of the Board of Directors at a meeting held November 8, 1995, in accordance with the provisions of Nevada law, adopted the following recitals and resolutions providing for the designation, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of 750,000 shares of series A-3 Preferred Stock as follows:

      WHEREAS, the Articles of Incorporation of the corporation provides for a class of authorized shares known as preferred stock comprising fifty million (50,000,000) shares issuable from time to time in one or more series; and

      WHEREAS, the Board of Directors of the corporation is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, and the liquidation preferences of the authorized preferred shares, and the number of shares constituting any series of such shares and the designation thereof, or any of them;

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide that 750,000 of the authorized but unissued preferred shares shall now be designated as "Series A-3 Preferred Stock" with a Redemption Value of Ten dollars ($10) per share ("Redemption Value"), and does hereby fix the rights, preferences, restrictions and other matters relating to said Series A-3 Preferred Stock as follows:

      SECTION 1. DESIGNATION; NUMBER OF SHARES. 750,000 shares shall be designated as "Series A-3 Preferred Stock"

      SECTION 2. DIVIDEND RIGHTS OF PREFERRED STOCK. The holders of the Series A-3 Preferred Stock shall be entitled to receive dividends, cumulative, at the annual rate of twelve percent (12%) of the Redemption Value thereof, and no more, payable quarterly with respect to the preceding calendar quarter ("Dividend Payment Dates"); provided, however, no such dividend shall be earned or payable except out of funds legally available therefor. All dividends as aforesaid shall be cumulative and payable to the holders of Series A-3 Preferred Stock of record on the respective dates not exceeding sixty days preceding such Dividend Payment Dates as may be determined by the Board of Directors in advance of the payment of each particular dividend.
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      No dividends or any other distribution shall be declared or paid or set apart for payment on the Common Stock or on any other Series of Preferred Stock unless proportionate dividends for the period have been or contemporaneously are declared and paid on the Series A-3 Preferred Stock, ratably in proportion to the dividend rates fixed therefor. "Distribution" in this Section 2 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the corporation) or the purchase or redemption of shares of the corporation for cash or property. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day on which cash or property is transferred by the corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares, the time of the distribution is the date when the corporation acquires the shares in such exchange.

      SECTION 3. LIQUIDATION RIGHTS OF SERIES A-3 PREFERRED STOCK. In event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Series A-3 Preferred Stock, ratably with the holders of preferred stock of any other Series of Preferred Stock, shall be entitled to receive out of the assets of the corporation specified below and before any distribution or payment to the holders of any shares of Common Stock, liquidation distributions in the amount of $10.00 per share plus an amount equal to all unpaid dividends thereon for the year in which the liquidation occurs up to and including the date fixed for distribution or payment ("Liquidation Amount"). The holders of Series A-3 Preferred Stock shall be entitled to look solely to the assets of the corporation for liquidating proceeds.

      SECTION 4. VOTING RIGHTS. Holders of Series A-3 Preferred Stock shall be entitled to two (2) votes per share on all matters on which the holders of Common Stock have one vote per share, except as otherwise provided by law.

      SECTION 5. CONVERSION. The holders of the shares of Series A-3 Preferred Stock shall have conversion rights as follows:

          (a) Right to Convert. Each then outstanding share of Series A-3
              -----------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time, in whole or in part, at the office of the corporation or any transfer agent for the Series A-3 Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock ("Right to Convert") in accordance with
Section 5 (b) below.

      (b) Mechanics of Conversion. Before any holder of Series A-3 Preferred
          ------------------------
Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate of certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A-3 Preferred Stock or Common Stock and shall give written notice to the corporation at such office that he elects to convert the same into two (2) shares of Common Stock for each share of Preferred Stock (i.e., $5.00 per share of Common Stock, subject to adjustment as provided in Section 5 (e) below) and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-3 Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A-3

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Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common stock on such date.

          (c) Notices of Record Date. In the event of any taking by the
              -----------------------
corporation of a record of the holders of any class who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A-3 Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (d) Reservation of Stock Issuable Upon Conversion. The corporation
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shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A-3 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-3 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the outstanding shares of the Series A-3 Preferred Stock the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (e) Adjustment to Conversion Price. In the event the outstanding
              -------------------------------
shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event into a greater or lesser number of shares of Common Stock, the conversion rate and conversion price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

          Beginning two years after the date hereof, if during any 30-day calendar period (the "Trading Period") the closing sales price of the corporation's Common Stock on a national securities exchange or the NASDAQ National Market System averages less than $5.00 per share, then for a period of 30 days following such Trading Period, any holder of Series A-3 Preferred Stock shall be entitled to convert the same into that number of whole shares of Common Stock that is calculable by multiplying the number of shares of Series A-3 Preferred stock being converted by 10 and dividing such number by the closing sales price of the Common Stock on the day immediately preceding the date that written notice is given to the corporation that such holder elects to convert such shares of Series A-3 Preferred Stock (the "Valuation Price"). In lieu of any fractional shares to which the holder of Series A-3 Preferred Stock would otherwise be entitled upon conversion, the corporation shall pay to such holder cash equal to such fraction multiplied by the Valuation Price.

          (f)  Accrued Dividends.  Upon the exercise of any Right to Convert,
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the corporation shall pay in cash any accrued and unpaid dividends associated with the shares of Series A-3 Preferred Stock subject to the conversion.

      SECTION 6. CALL AND REDEMPTION. All shares of Series A-3 Preferred Stock may be called with 30 days notice at any time by the corporation after one year and within ten (10) years after issuance and shall be surrendered by the holders of such shares upon the payment of one hundred five percent (105%) of Redemption

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Value plus an amount equal to all unpaid dividends thereon for the year in which the redemption occurs up to and including the date fixed for redemption. The holders of Series A-3 Preferred Stock shall be entitled to look solely to the assets of the corporation for redemption proceeds. Upon the receipt of any said notice, the holders of the Series A-3 Preferred Stock shall retain their Right to Convert until the date of consummation of such redemption.

  SECTION 7. NOTICES. Any notice required to be given to the holders of shares of Series A-3 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his appearing on the books of the corporation.



      IN WITNESS WHEREOF, said Polyphase Corporation has caused this certificate to be signed by Paul A. Tanner, its President and attested by Don E. McMillen, its Secretary, this __________ day of November, 1995.

                                     POLYPHASE CORPORATION

                                     By: [Signature appears here]
                                        ____________________________________
                                            President

  ATTEST:

[Signature of Don E. McMillen appears here]
-------------------------------------------
  Don E. McMillen, Secretary



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  THE STATE OF TEXAS       )
                           )
  COUNTY OF DALLAS         )


      On this __________ day of ____________________, 1995, before me, the
undersigned, Notary Public in and for the   State of Texas, personally appeared
Paul A. Tanner, known to me to be the person described in and who   executed the
foregoing instrument, and who acknowledged to me that he executed the same
freely and   voluntarily and for the uses and purposes therein mentioned.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official
seal the day and year   in this certificate first witness above.


                               --------------------------------------------
                               Notary Public in and for the State of Texas



  My Commission Expires:

-------------------------------------


  THE STATE OF TEXAS )
                     )
  COUNTY OF DALLAS   )


      On this __________ day of  _____________________, 1995, before me, the
undersigned, a Notary Public in and for the   State Of Texas, personally
appeared Don E. McMillen, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he executed
the same freely and     voluntarily and for the uses and purposes therein
mentioned.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official
seal the day and year   in this certificate first written above.


                              --------------------------------------------
                              Notary Public in and for the State of Texas


  My Commission Expires:

--------------------------------------

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